KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES APPOINTMENT OF MICHAEL P. TARNOK TO BOARD OF DIRECTORS

NEW YORK, September 21, 2007 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced the appointment of Michael P. Tarnok to the Company's Board of Directors.

Mr. Tarnok, 53, a seasoned finance and operational executive, joins the Keryx Board with extensive pharmaceutical industry experience in a wide range of functional areas.  Mr. Tarnok spent the majority of his career at Pfizer Inc., which he joined in 1989 as Finance Director - US Manufacturing, and from 2000-2007, served as Senior Vice President, Finance in Pfizer’s US Pharmaceuticals Division.  In this position, Mr. Tarnok handled all finance responsibilities for the division, including Contracting, Trade management, forecasting of significant product launches and Sarbanes Oxley compliance.  Prior to joining Pfizer, Mr. Tarnok worked primarily in financial disciplines for ITT Rayonier, Inc., Celanese Corporation and Olivetti Corporation of America.  Mr. Tarnok earned an M.B.A. in Marketing from New York University and B.S. in Accounting from St. John’s University.

"We are pleased that Mike has agreed to join the Keryx Board of Directors," stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx. Weiss continued, "Mike has extensive financial, operational and manufacturing experience in the pharmaceutical industry, and we are excited to have his broad experience in the boardroom as we plan for the launch of Sulonex™ and the transition from a development stage company into a commercial organization.  Mike played a significant role in the rapid growth of Pfizer's U.S. Pharmaceutical division and his perspective and sense of scale will be invaluable as we continue to build Keryx into a leading biotechnology company."

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM) (sulodexide), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end-stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401 (perifosine), a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX- 0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965